Exhibit 99.1

LITHIA MOTORS INC. ANNOUNCES DIVIDEND OF $0.14 PER SHARE FOR THE THIRD QUARTER OF 2006

MEDFORD, OREGON, October 5, 2006 (5:00 a.m. Pacific) - Lithia Motors, Inc. (NYSE: LAD) today announced that the Board of Directors has approved a dividend of $0.14 per share for the third quarter of 2006. Shareholders of record as of October 20, 2006 will receive the dividend that will be payable November 3, 2006.

About Lithia
Lithia Motors, Inc. is a Fortune 700 and Russell 2000 Company. Lithia sells 25 brands of new vehicles at 98 stores which are located in 40 markets within 14 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 103,333 new and used vehicles and had $2.9 billion in total revenue in 2005.

Additional Information
For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com - go to Investor Relations